Rule 424(b)(3) of the Securities Act of 1933
                                   Registration Statement 333-50111

PROSPECTUS SUPPLEMENT NO. 10
(TO PROSPECTUS DATED JUNE 4, 1998)

                           AMERICAN TOWER CORPORATION

         This Prospectus Supplement No. 10 supplements the Prospectus dated June 4, 1998 of American Tower Corporation, formerly American Tower Systems Corporation ("ATC" or the "Company"), with respect to the filing on July 16, 1999, of a Current Report on Form 8-K, which is attached hereto.

Any statement contained in the Prospectus as heretofore supplemented shall be deemed to be modified or superseded to the extent that a statement contained in the Form 8-K modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

                            ------------------------


                Prospectus Supplement No. 10, dated July 16, 1999

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                         July 16, 1999 (June 28, 1999)

                           AMERICAN TOWER CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                  001-14195                     65-0723837
(State or Other Jurisdiction     (Commission                  (IRS Employer
    of Incorporation)            File Number)               Identification No.)




            116 Huntington Avenue
            Boston, Massachusetts                                   02116
--------------------------------------------------------------------------------
    (Address of Principal Executive Offices)                      (Zip Code)




                                 (617) 375-7500
            -------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

         On June 28, 1999, American Tower Corporation (the "Company" or "ATC") entered into an Agreement and Plan of Merger (the "Merger Agreement") with UniSite, Inc. ("UniSite"), and ATI Merger Corporation, a subsidiary of ATC and a Delaware corporation ("ATI"), pursuant to which UniSite will merge with and into ATI, with UniSite being the surviving corporation (the "Merger"). UniSite was founded in 1994 to address the challenges associated with antenna siting and to focus primarily on tower site management. Most recently, UniSite has expanded its scope to include site ownership and development. UniSite presently owns approximately 400 towers suited for colocation and has an exclusive build-to-suit contract with Omnipoint Corporation through the year 2012. Pursuant to the Merger Agreement, which has been approved by the Board of Directors of ATC and UniSite, and was approved by the stockholders of UniSite by written consent on July 12, 1999, UniSite preferred and common stockholders will receive an aggregate of approximately $165 million in cash, subject to working capital and completed tower closing adjustments. Pursuant to the Merger, ATC will also assume approximately $40 million in debt, subject to adjustment for interim acquisitions and capital expenditures. Consummation of the Merger is expected to occur on the earlier of (a) January 31, 2000, or (b) UniSite's owning and operating 600 wireless communication towers, subject to certain conditions including, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         For more information, see the ATC press release, dated June 28, 1999, which is attached herewith as Exhibit 99.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)  Financial Statements

         In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed in a Current Report on Form 8-K no later than 75 days after the consummation of the Merger.

         (b)  Pro Forma Financial Information

         As of the date of this filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the pro forma financial information required by this Item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed in a Form 8-K no later than 75 days after the consummation of the Merger.

         (c)  Exhibits

         Exhibit 2.1  -    Agreement  and Plan of  Merger,  dated as of June 28,
                           1999,  by and among  American  Tower  Corporation,  a
                           Delaware  corporation,   ATI  Merger  Corporation,  a
                           Delaware corporation and UniSite, Inc., a Delaware corporation.

         Exhibit 99.1  -   Press Release, dated as of June 28, 1999.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              AMERICAN TOWER CORPORATION
                              (Registrant)


Date: July 16, 1999           By: /s/ Justin D. Benincasa
                                  Name: Justin D. Benincasa
                                  Title: Vice President and Corporate Controller